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Exhibit 10.15

December 22nd 2006

Mr. Prokopios (Akis) Tsirigakis
Chairman and Chief Executive Officer
Star Maritime Acquisition Corp.
Aetherion Center
40, AG. Konstantinou Ave.
Maroussi 151 24
Greece

Re:
Letter of Engagement

Dear Mr. Tsirigakis:

        This letter agreement shall serve to cancel, supersede, replace, and amend the October 17, 2006 Professional Services Agreement ("Professional Services Agreement") entered into between Star Maritime Acquisition Corp., a Delaware corporation ("Company"), and Maxim Group LLC ("Maxim"), a New York limited liability company whose offices are located in New York City, New York. The principal elements of this letter agreement ("Agreement") between Maxim and the Company are as follows:

1.
Relationship.

          A.    Upon the execution of this Agreement, the Company appoints Maxim as its co-lead advisor with respect to the Company's interest in entering into a Transaction (as defined herein) with a Target (as hereinafter defined) and Maxim accepts such retention upon the terms and conditions contained herein. The Company agrees that in consideration of Maxim rendering certain or all of the Advisory Services (as hereafter defined in Section 3A) and/or Acquisition Support Services (hereafter defined in Section 3B) contemplated by this Agreement, it will pay Maxim a cash fee of $800,000 at the Close (as hereafter defined) of a Transaction. "Target" is defined as any entity included in Exhibit B hereto. No entity may be included or shall be deemed to be included on Exhibit B hereto without the prior written agreement of both Maxim and the Company. It is expressly understood and agreed that Maxim shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. It is further understood that Maxim's tasks may not be limited to those enumerated in this paragraph.

          B.    It is expressly understood and agreed by both parties that the Company will not utilize the services performed by Maxim for any purpose other than that which is specifically contemplated by this Agreement, and that Maxim's services are confidential and shall not in no way be communicated to any third party(s) interested in engaging in a Transaction except to the extent that such disclosure is required by law, including the federal securities laws, rule, regulation or judicial or administrative process. For the point of further clarification, it is further understood and agreed by the parties to this Agreement that the scope of Maxim's services do not contemplate the rendering of a fairness opinion for use in any filing with the Securities and Exchange Commission or any proxy materials to be sent to the Company's shareholders and the Company shall not use any of the materials prepared by Maxim for any purpose other than internal use without the express written consent and approval of Maxim except to the extent such use is required to enable the Company to comply with its obligations under any law, rule, regulation or judicial or administrative process.

          C.    As used in this Agreement, the term "Transaction" shall mean, whether effected directly or indirectly or in one transaction or a series of transactions, the acquisition through a merger, capital stock exchange, asset acquisition, stock acquisition or other similar business combination of one or more business in the shipping industry and/or other related industries.

          D.    The Company may also decide to engage an additional investment bank(s) (the Adjunct Advisor(s)) to perform services in connection with potential Transactions. The retention of any Adjunct Advisor(s) shall be memorialized in a separate agreement to be entered into between the Company and the Adjunct Advisor.

        2.     Term of Agreement. This Agreement will terminate on October 31, 2007, unless earlier terminated pursuant to Section 6 herein or extended to another date mutually agreed to in writing (such date of termination, the "Termination Date").

        3.     A.    Advisory Services. Maxim shall provide certain or all of the following advisory services in connection with a potential Transaction(s): (a) creating financial models and valuation analysis with respect to a potential Transaction(s); (b) advising on the structuring of a potential Transaction(s); and (c) assisting in the preparation of term sheets and letters of intent with respect to a potential Transaction ("Advisory Services").

          B.    Acquisition Support Services. Maxim shall also perform certain or all of the following services in connection with a potential Transaction(s) (in addition to its performance of the Advisory Services): (a) solicit and intermediate discussions in connection with a Transaction(s); (b) assist management of the Company with the preparation of stock purchase agreements, asset purchase agreements, merger agreements, preliminary and final letters of intent, memoranda of understanding and/or other documents in connection with a Transaction(s); (c) assist in due diligence with respect to a Transaction(s) and Target and/or (d) negotiate agreements on behalf of and in conjunction with the Company in connection with a Transaction ("Acquisition Support Services").

  As previously articulated, Maxim shall be paid a $800,000 cash fee (the "Success Fee") for its renderance of certain or all of the Advisory Services and/or Acquisition Support Services on any Transaction completed during the term hereof (or within six (6) months of the Termination Date). The Company shall pay the Success Fee to Maxim at the Close of such Transaction. Notwithstanding anything contained herein, the Company understands and agrees that Maxim shall not provide "proxy allocation" services to the Company and shall not be recommending to shareholders of the Company the manner in which such shareholders should vote with respect to any Transaction.

          C.    Finders Fee. In addition to the fees described in Paragraphs 3A and 3B, if Maxim introduces the Target to the Company, either directly or indirectly, the Company agrees to pay Maxim a finders fee in cash equal to 0.50% of the total Transaction Consideration (as hereinafter defined) at the Close of the Transaction. Maxim will have been deemed to have introduced a Target to the Company when: (i) Maxim has initially introduced the Target to the Company and has arranged meetings or discussions between the Target and the Company (either by telephone or in person), and (ii) the Target was pre-approved by the Company and is listed on Exhibit C hereto as amended from time to time by the parties in writing.

          D.    For the purposes hereof, the term "Consideration" shall mean the total amount of any and all consideration received by the Target, its shareholders or any other person or entity in connection with the consummation of a Transaction. Consideration shall include, without limitation, any cash, securities, promissory notes or other debt instruments, real or personal property, tangible assets, intangible assets, shares, options, warrants, earn-out structures, escrow payments, any payments in consideration for any non-compete covenants, future contractual or contingent payments, and all other consideration paid or to be paid to the Target in connection with the Transaction. The term Consideration shall exclude assumption of Target's stock plan(s), change of control arrangements, and liabilities. In the event of an investment or partially-consummated Transaction, the Consideration shall include without limitation the following: (a) any capital increases which accrue to the Target, which are provided for in the definitive and binding purchase agreement; and (b) any separate purchase of assets. For the purposes of calculating the Success Fee, any property, whether tangible or intangible, shall be valued either at the fair market value as of the date of the Close, or by Maxim and the Company jointly.

          E.    As used herein, the term "Close" occurs at the time of consummation of the Transaction. Any deferred consideration based upon some future contingency, such as without limitation future earnings or the exercise of an option, payable subsequent to the date of the Close, shall be subject to the Success Fee set forth herein and shall be payable when such deferred consideration is paid. The value of any such property paid as deferred consideration shall be determined as above, except that the value shall be as of the day the deferred consideration is paid.

          F.     In no event shall any obligations of the Company to pay fees or any other compensation to any other advisor or any other person in connection with any Transaction reduce the Success Fee and other expenses payable by the Company to Maxim under this Agreement.

          G.    The Company acknowledges and agrees that any compensation payable or paid to Maxim hereunder shall not be construed or characterized as compensation to an underwriter within the meaning of the rules of the NASD. The Company recognizes that the fees contemplated by this Agreement do not waive or in any way obviate the Company's obligation to pay any of the previously agreed upon deferred compensation due and payable to Maxim under the Underwriting Agreement dated December 15, 2005 between Maxim and the Company (the "Underwriting Agreement"). The Company and Maxim agree and acknowledge that as part of Maxim's continuing obligations to the Company pursuant to the Underwriting Agreement, Maxim will provide the Company with assistance in initiating meetings with institutional shareholders of the Company in connection with potential Transactions and with advice in responding to inquiries from shareholders in connection with potential Transactions.

          H.    The Company and Maxim may mutually decide to enter into a separate agreement with respect to any services other than Advisory or Acquisition Support Services to be performed by Maxim in connection with any potential Transaction that does not involve a Target that has been introduced to the Company by Maxim.

        4.     Expenses. In addition to the any fees payable hereunder, and regardless of whether any Transaction is proposed or consummated, the Company shall reimburse Maxim for all reasonable out of pocket expenses incurred by Maxim in excess of $5,000 for travel, food, lodging that have been approved by the Company and other reasonable out-of-pocket expenses incurred by Maxim is connection with the services performed by Maxim pursuant to this Agreement that have been approved by the Company, in each case, promptly after submission of such properly evidenced expenses to the Company. Invoices shall be paid thirty (30) days from the date of the invoice.

        5.     Independent Contractor. The parties agree that Maxim is acting solely as an independent contractor under this Agreement. Maxim is not authorized to make any representations, warranties, covenants or commitments of any nature whatsoever on behalf of the Company not contemplated by this Agreement, unless and then only to the extent expressly authorized in writing by the Company to do so.

        6.     Termination. The Company or Maxim may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party. Notwithstanding any such termination, Maxim shall nonetheless be entitled to receive all amounts due to Maxim in consideration for services rendered hereunder by Maxim to the extent provided in Sections 3 and 4, hereof.

        7.     Indemnification. The Company agrees to indemnify and hold harmless Maxim, including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with this Agreement in accordance with the terms set forth in Exhibit A of this letter.

        8.     Information: Confidentiality. During the term of this Agreement, the Company agrees to cooperate with Maxim and to furnish, or cause to be furnished, to Maxim, any and all information and data concerning the Company and a Transaction that Maxim deems appropriate in connection with the rendering of its services hereunder.

        The Company agrees that any information or advice rendered by Maxim or its representatives in connection with its engagement hereunder is solely for the Company's confidential use in connection with its evaluation of a Transaction. Except as otherwise required by law, rule, regulation, or Judicial or administrative process, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information without Maxim's prior written consent.

        Except as contemplated by the terms hereof or as required by applicable law, rule, regulation or judicial or administrative process, Maxim shall keep confidential all non-public information ("Information") provided to it by or on behalf of the Company. For purposes of this paragraph, the term Information shall not include information that: (a) is, at the time of disclosure, or subsequently enters the public domain without a breach by Maxim of any obligation owed to the Company; (b) became known to Maxim prior to the Company's disclosure of such Information to Maxim; (c) became known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company; or (d) is disclosed by the Company to a third party without restrictions on its disclosure. The Company acknowledges and agrees that this Agreement and the terms of this Agreement are confidential and will not be disclosed to anyone other then the officers and directors of the Company and the Company's accountants and legal counsel.

        9.     Certain Representations and Warranties of the Company. The Company represents and warrants to Maxim that neither the execution of this Agreement nor the consummation of any Transaction contemplated by this Agreement will conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or the lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any oral or written agreement, understanding or arrangement to which the Company or its affiliates is a party.

        10.   Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Target and any Transaction shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company.

        11.   Choice of Law; Venue; Attorney's Fees; Waiver of Jury Trial. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of laws principles. Each of Maxim and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter has to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of Maxim and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Maxim mailed by certified mail to Maxim's address shall be deemed in every respect effective service process upon Maxim, in any such suit, action or proceeding.

        If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to reasonable attorneys' fees and court costs. Any right to trial by jury with respect to any law suit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Maxim hereunder is expressly and irrevocably waived by the parties hereto.

        12.   Parties. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Persons (as defined on Exhibit A hereto), any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Maxim hereunder.

        13.   Severability. In the event that any term or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

        14.   Review by Counsel. This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Maxim because this Agreement was drafted by Maxim, and the parties waive any statute or rule of law to such effect.

        15.   Credit. Maxim may, at its own expense, place announcements in financial and other newspapers and periodicals describing its services in connection with the Transaction. The content of any such announcement shall be subject to the Company's prior approval, which approval shall not be unreasonably withheld or delayed.

        16.   Survival of Certain Provisions. The provisions of Sections 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 17, 18, and this Section 16, shall survive any termination of this Agreement.

        17.   Entire Agreement. This Agreement and the schedule hereto sets forth the entire understandings of the parties relating to the subject matter hereof and supersedes and cancels any prior or contemporaneous communications, understandings or agreements between the parties hereto. The parties mutually agree that this Agreement shall in no way obviate, amend or affect the terms, conditions and/or attendant obligations of any agreements between the Company and Maxim, including, without limitation, the Underwriting Agreement dated as of December 15, 2005.

        18.   Modification. This Agreement may not be altered, amended, changed or modified, nor can any of its provisions be waived, except by written amendment signed by both parties hereto.

        19.   Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which, when taken together, shall constitute one and the same agreement.

        20.   Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Maxim, to:

  Maxim Group LLC,
  405 Lexington Avenue,
  New York, New York 10174
  Attention: Edward L. Rose, Esq., General Counsel
  Fax No. (212) 895-3860

as well as to:

  James E. Siegel, Esq., Assistant General Counsel,
  Fax No. (212) 895-3888,

And if to the Company, to the address, set forth on the first page of this Agreement, Attention, President, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, Attention Mitchell Nussbaum Esq., Fax No. (212) 407-4990. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier, and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

(Signature Page to follow)

        If the foregoing correctly sets forth our agreement with respect to the matters addressed herein, please so confirm by signing and returning one copy of this letter. Your signature below shall indicate the Company's agreement to the terms hereof. We look forward to working with you.

Sincerely,
MAXIM GROUP LLC
/s/ FRANK J. ARGENZIANO
Name:	Frank J. Argenziano
Title:	Senior V. P. Investment Banking
/s/ CLIFFORD A. TELLER
Name:	Clifford A. Teller
Title:	Director of Investment Banking
AGREED TO AND ACCEPTED:
STAR MARITIME ACQUISITION CORP.
/s/ PROKOPIOS (AKIS) TSIRIGAKIS
Name:	Prokopios (Akis) Tsirigakis
Title:	Chairman and Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

        Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

        The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoens or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, "Losses"), directly or Indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim's acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the "Agreement"), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's bad faith, gross negligence or willful misconduct.

        These Indemnification Provisions shall extend to the following persons (collectively, the "Indemnified Parties"): Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

        If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company's written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal omission by or with respect to an Indemnified

Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

        In older to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

        Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit B—Appendix

1.
Taiwan Maritime Transportation Co. Ltd.

Exhibit C—Appendix

1.
Ancora Investment Trust, Inc.

2.
N.E. Vernicos Shipping Co.—Salvage & Towage

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Exhibit A
INDEMNIFICATION PROVISIONS
Exhibit B—Appendix
Exhibit C—Appendix